Exhibit 10.15

TERM LOAN CREDIT AGREEMENT Dated as of February 7, 2011 between HOKU CORPORATION as Borrower, and CITIC BANK INTERNATIONAL LIMITED, NEW YORK BRANCH as Lender

i

4.5	Governmental and Other Approvals	17
4.6	Use of Loans	17
4.7	ERISA	17
4.8	Environmental Compliance	17
4.9	Foreign Assets Control Regulations, Etc.; OFAC Compliance	18
SECTION 5	COVENANTS	18
5.1	Corporate Existence	18
5.2	Reports, Certificates and Other Information	18
5.3	Mergers and Consolidations	20
5.4	Taxes	20
5.5	Insurance	20
5.6	Compliance with Laws	20
5.7	Payment of Obligations	21
5.8	Maintenance of Properties. Etc	21
5.9	Change in the Nature of Business	21
5.10	Transactions with Affiliates	21
5.11	Foreign Assets Control Regulations	21
SECTION 6	EVENTS OF DEFAULT	22
6.1	Events of Default	22
6.2	Rights and Remedies	23
SECTION 7	MISCELLANEOUS	24
7.1	Notices	24
7.2	Benefit of Agreement	25
7.3	No Waiver; Remedies Cumulative	26
7.4	Payment of Expenses, etc	26
7.5	Amendments, Waivers and Consents	27
7.6	Right of Set-Off	27
7.7	Counterparts	27
7.8	Headings	27
7.9	Survival of Indemnification	27
7.10	Governing Law; Jurisdiction; Waiver of Jury Trial	27
7.11	USA Patriot Act	28
7.12	Severability	28

ii

7.13	Entirety	28
7.14	Survival of Representations and Warranties	28
7.15	Fiduciary Relationship.	29
EXHIBIT A	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF MASTER PROMISSORY NOTE

iii

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT dated as of February 4, 2011 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) between HOKU CORPORATION (the “Borrower”) and CITIC BANK INTERNATIONAL LIMITED, NEW YORK BRANCH (the “Lender”).

W I T N E S S E T H

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, to provide a term loan facility in an aggregate principal amount of up to $19,000,000 on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 7.2(b)).

“Availability Period” means the six-month period that commences on the Closing Date.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

 “Borrower” means Hoku Corporation, a Delaware corporation, together with its successors and permitted assigns.

“Borrowing Date” means such term as defined in Section 2.1(b)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease” means any lease of Property the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Change of Control” means any Person or group of Persons acting in concert (in each case other than the Parent) gaining the Control of the Borrower.

“Closing Date” has the meaning ascribed to it  in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder as in effect from time to time.

“Commitment” means the obligation of the Lender to fund the Loans in an aggregate principal amount not to exceed the Committed Amount.

“Committed Amount” means an aggregate principal amount of $19,000,000.

“Control” in relation to any entity means either the direct or indirect ownership of more than 50% of the membership interest, share capital, or similar rights of ownership of the entity or the power to direct or cause the direction of the management and the policies of the entity whether through the ownership of the applicable ownership rights, contract or otherwise.

“Credit Documents” means this Credit Agreement, the Note, the Letters of Credit, and any other documents executed by the Borrower in connection herewith.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$” means the lawful currency of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” means such term as defined in Section 6.1.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder thereof is limited to the assets of such partnership).

“Interest Payment Date” means the last day of each Interest Period for such Loan, the date of any prepayment and the Maturity Date.  If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means a period of three months duration commencing in each case on the date of the borrowing (including extensions and conversions); provided, however, that (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day, (B) no Interest Period shall extend beyond the Maturity Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

“Lender” means CITIC Bank International Limited, New York Branch, together with its successors and permitted assigns.

“Letter of Credit” means one or more standby letters of credit issued by China CITIC Bank Corporation Limited, Chengdu Branch (and the renewal, extension, and replacement thereof) which is procured by the Parent in favor of the Lender to secure the Borrower’s Obligations to the Lender hereunder, which standby letters of credit shall have an initial drawable amount equal to the initial amount of each borrowing of the Loan.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for the Interest Period applicable thereto, a rate per annum equal to the offered rate for deposits in United States Dollars in the London interbank eurodollar market as displayed in the Bloomberg Professional Service page USD-LIBOR-BBA (BBAM) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.  In the event that such rate is not available at such time for any reason, then “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the arithmetic average, as determined by the Lender, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 A.M. New York, New York time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBOR Loan for the offering by such Reference Bank to leading banks in the London interbank market of dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period; provided that if any Reference Bank does not furnish such information to the Lender on a timely basis the Lender shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“LIBOR Rate Spread” means 2.5% per annum for any applicable Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” means, unless otherwise stated in this Credit Agreement, the principal amount of each borrowing under this Credit Agreement or the principal amount outstanding of that borrowing.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lender under the Credit Documents.

“Material Subsidiary” means a Subsidiary, including its Subsidiaries, substantially all of whose voting capital stock is owned by the Borrower and/or the Borrower’s other Subsidiaries and which meets all of the following criteria:

(i)           the Borrower’s and its other Subsidiaries’ proportionate share of total assets (after intercompany eliminations) of such subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of its most recently completed fiscal year; and

(ii)           the Borrower’s and its other Subsidiaries’ proportionate share of orequity in the income from continuing operations before income taxes,extraordinary items and the cumulative effect of a change in accounting principleof such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Maturity Date” means the earlier of (i) the second anniversary of the date hereof, and (ii) the 15th Business Day prior to the date on which the first Letter of Credit expires or otherwise terminates.

“Non-Excluded Taxes” means such term as defined in Section 2.9(a).

“Note” means the Master Promissory Note in the form annexed hereto as Exhibit B.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i).

“Obligations” means the unpaid principal of, and the accrued and unpaid interest on, the Loans, all accrued and unpaid fees and expenses payable by the Borrower to the Lender and all other unsatisfied obligations of the Borrower arising under any of the Credit Documents, including without limitation under Sections 2.8, 2.9 and 2.10.

“Parent” means Tianwei New Energy Holdings Co., Ltd., a company incorporated in the People’s Republic of China, as the Borrower’s parent company as of the date hereof, and its successors and assigns.

“Participant” means such term as defined in Section 7.2(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

 “Prohibited Person” shall have the meaning given to such term in the Trading with the Enemy Act, as amended, or the applicable foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Bank” means any of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at the time.  Unless otherwise specified, any reference to a Subsidiary is intended as a reference to a Subsidiary of the Borrower.

1.2 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.2 hereof.

SECTION 2

THE LOAN FACILITY

2.1 Term Loan.

(a)           Commitment; Interest Reserve.  Subject to the terms and conditions of this Credit Agreement, the Lender agrees to make one or more term loans to the Borrower during the Availability Period such that the aggregate principal balance of the Loan outstanding at any time shall not exceed the Committed Amount.  Amounts repaid or prepaid in respect of the Loans may not be reborrowed.  A portion of the Committed Amount may be reserved by Lender for the payment of interest due and payable from time to time with respect to the Loan (the “Interest Reserve”).  The Interest Reserve shall be (i) an unfunded reserve, and (ii) in an amount equal to two years interest payments for each Loan borrowing at an annual rate equal to 2.5% above the 3-month LIBOR Rate (existing at the time such Interest Reserve is calculated), rounded upward if necessary to the nearest 1/16 of 1%, then to the nearest $10,000 increment, if applicable.  Lender shall advance funds from the Interest Reserve to pay interest when due and payable under this Agreement, without any notice from or request by Borrower (collectively, the “Interest Reserve Advances”).  Upon the making of any Interest Reserve Advance, such Interest Reserve Advance shall be deemed a Loan hereunder and accrue interest at the then current interest rate provided for under this Credit Agreement.  In the event that the Interest Reserve Advance is insufficient to cover an interest payment on the Interest Payment Date, the Borrower shall deposit upon demand within five (5) calendar days the amount of any deficiency by immediately available funds with the Lender.

(b)           Loan Borrowings.

(i) Notice of Borrowing.  Except as provided above with respect to Interest Reserve Advances, the Borrower shall request a Loan borrowing by written notice  to the Lender not later than 11:00 A.M. (New York, New York time) on the third Business Day (or such later day as the Lender may agree in its sole discretion) prior to the date of the requested borrowing.  Such request for borrowing shall be irrevocable, shall be made in a notice of borrowing in substantially the form of Exhibit A hereto (a “Notice of Borrowing”), and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day) (the “Borrowing Date”), and (C) the aggregate principal amount to be borrowed.  Borrower may transmit the Notice of Borrowing by e-mail (to nyb@citicbankintl with copy to mariannalee@citicbankintl) or by facsimile to the Lender, with the original to immediately follow by overnight courier.

(ii) Minimum Amounts.  A Loan borrowing shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the remaining Committed Amount); provided that the foregoing minimum amounts and multiples shall not apply to Interest Reserve Advances.  Lender may, from time to time and at its sole discretion, approve a Loan borrowing with a lower minimum amount.

(iii) Advances.  The Lender will make a Loan borrowing available to the Borrower on the Borrowing Date by crediting the account of the Borrower on the books of the office of the Lender specified in Section 7.1 in immediately available funds.  The Lender at its option may make the Loan by causing any of its domestic or foreign branches or Affiliates to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c)           Repayment.

(i) Repayment. The Borrower hereby unconditionally promises to repay in full the principal amount of the Loans and the other Obligations outstanding, and not previously repaid, on the Maturity Date, or on demand as set forth in Section 6.2.

(ii) Evidence of Debt.  The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.  The entries made in the accounts maintained pursuant to this paragraph (ii) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)           Interest.  Subject to the provisions of Section 2.2, the outstanding Loans shall bear interest at a per annum rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Spread.

2.2 Default Rate; Late Payment Charge.

The Borrower hereby unconditionally promises to pay on demand to the Lender interest on all overdue principal and, to the extent permitted by law (after as well as before judgment), overdue interest in respect of each Loan and any other overdue amount payable hereunder or under the other Credit Documents at a rate 3% per annum greater than the rate which would otherwise be applicable.  In addition to the foregoing default rate of interest, if for any reason Borrower fails to pay any interest required to be paid under this Agreement within five (5) Business Days of when due, Borrower shall pay to Lender, in addition to any such delinquent payment, an amount equal to five percent (5%) of such delinquent payment (“Late Payment Charge”).  Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Late Payment Charge apply to the final payment of principal due under this Agreement

2.3 Extension.

Unless a Loan shall have been prepaid on or before the last day of the applicable Interest Period, a new Interest Period shall automatically apply to the Loan beginning on the Business Day immediately following the last day of the then expiring Interest Period.

2.4 Prepayments.

(a) Voluntary Prepayments.  The Borrower may prepay the Loans, in whole or in part, at any time without any premium or penalty; provided that (i) any such prepayment of a Loan shall include all interest accrued on the portion of the Loan so prepaid and all Obligations then due and payable under this Credit Agreement; (ii) partial prepayments shall be in a minimum principal amount of $500,000 and multiples of $100,000 in excess thereof and (iii) any prepayment shall be made together with all additional amounts, if any, due under Section 2.10.

(b) Notice.  In the case of voluntary prepayments under subsection (a) hereof, the Borrower will give notice to the Lender of its intent to make such a prepayment by 11:00 A.M. (New York, New York time) three (3) Business Days prior to the date of prepayment.

2.5 Capital Adequacy.

If, after the Closing Date, the Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or its holding company’s capital as a consequence of its commitments or obligations hereunder to a level below that which the Lender or its holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its holding company’s policies with respect to capital adequacy), then, upon notice from the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for such reduction.  Each determination by the Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the Borrower.  Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.5 if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for compensation and (ii) the date the Lender becomes aware of such event.  Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment under this Section 2.5, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate of the Lender as the office, branch or Affiliate of the Lender having the commitments and obligations of the Lender hereunder if making such designation would avoid or reduce the amount of such reduction in its rate of return on its capital or assets and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

2.6  [omitted].

2.7 Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) (it being understood and agreed that matters set forth in the Consultation Paper issued by the Basle Committee on Banking Supervision of June 1999 shall not be treated as having been adopted or applied prior to the Closing Date):

(i) shall subject the Lender to any tax of any kind whatsoever with respect to the Loans made by it or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.8 (including Non-Excluded Taxes imposed solely by reason of any failure of the Lender to comply with its obligations under Section 2.8(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(iii) shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which such Lender deems to be material, of making, continuing or maintaining the Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.7 if the Lender shall not have delivered such written notice to the Borrower, within ninety (90) days following the later of (A) the date of occurrence of the event which forms the basis for such notice and request for compensation and (B) the date the Lender becomes aware of such event.  Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.  If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower certifying (x) that one of the events described in this Section has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.  Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment of additional amounts under this Section 2.7, the Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate as the office, branch or Affiliate of the Lender making, continuing or maintaining the Loans hereunder or having the commitments and obligations hereunder resulting in such increased cost to the Lender or reduction in the amount receivable by the Lender hereunder if making such designation would avoid the need for, or reduce the amount of, such increased cost or would avoid or decrease the reduction in the amount receivable hereunder and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to the Lender.

2.8 Taxes.

(a) Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Lender (except a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Non-Excluded Taxes”).  If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to the Lender that is not organized under the laws of the United States of America or a state thereof if the Lender fails to comply with the requirements of Section 2.8(b).  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any taxes, interest or penalties that may become payable by the Lender as a result of any such failure.  Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.8(a) if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for indemnity and (ii) the date the Lender becomes aware of such event.  The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) The Lender agrees that it shall:

(X)(i)           so long as it is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Credit Agreement to the Lender, deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes;

(ii) deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower; or

(Y)           if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agree to furnish to the Borrower on or before the date of any payment by the Borrower two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to the Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrower two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower for filing and completing such forms), and (ii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower such other forms as may be reasonably required in order to establish the legal entitlement of the Lender to an exemption from withholding with respect to payments under this Credit Agreement;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person (or, in the case of a Person that shall become a Lender or a Participant pursuant to Section 7.2, its transferor) becomes the Lender hereunder which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender so advises the Borrower.  Each Person that shall become the Lender shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection; provided that in the case of a Participant the obligations of such Participant pursuant to this subsection (b) shall be determined as if the Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender.

2.9 Place and Manner of Payments

Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices specified in Section 7.1 not later than 2:00 P.M. (New York, New York time) on the date when due.  Payments received after such time shall be deemed to have been received on the immediately succeeding Business Day.  The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Lender (with notice to the Borrower).  The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Lender the principal, interest, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Lender shall apply the payment in such manner as the Lender may determine to be appropriate in respect of Obligations owing by the Borrower hereunder).  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day (subject to accrual of interest at non-default rates and fees for the period of such extension (but not any default interest on amounts as to which such due date shall have been extended)).  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest shall accrue from and include the Borrowing Date, but exclude the date of payment.

2.10 Break Funding Payments.

In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the then applicable LIBOR Rate for a period available in the London interbank market closest in length to such remaining period.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3

CONDITIONS

3.1 Conditions to Obligations of Lender.

This Credit Agreement, including the obligation of the Lender to make the Loans requested to be made by it, shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or provided for in form and substance reasonably acceptable to the Lender, or duly waived in writing by the Lender in accordance with Section 7.5:

(a) Executed Credit Documents.  Receipt by the Lender of duly executed copies of this Credit Agreement and the other Credit Documents, including the Note.

(b) No Default; Representations and Warranties.  As of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(c) Corporate Documents.  Receipt by the Lender of the following:

(i) Charter Documents.  A copy of the certificate of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation and certified by an officer of the Borrower to be true and correct as of the Closing Date.

(ii) Operating Agreement.  A copy of the by-laws of the Borrower certified by an officer of the Borrower to be true and correct as of the Closing Date.

(iii) Resolutions.  A copy of the resolution of the board of directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated thereby and authorizing execution and delivery thereof, certified by an officer of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing.  A copy of (A) the certificate of good standing, with respect to the Borrower, certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of the Borrower in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v) Incumbency.  Receipt by the Lender of an incumbency certificate, including specimen signatures, of the authorized signatories of the Borrower authorized to execute the Credit Documents to which it is a party on behalf of the Borrower.

(d) Material Adverse Change.  Since December 31, 2009, there shall not have occurred, nor otherwise exist, an event or condition which has a Material Adverse Effect on the Borrower.

(e) Fees.  The Lender’s standard banking charges shall apply to each Loan.  The Lender shall have received from the Borrower a $10,000 deposit.  The deposit shall be credited to any closing fee payable with respect to the Credit Agreement, including the cost of reasonable outside counsel legal fees and any other out-of-pocket expenses incurred by the Lender.

(f) Other.  Receipt by the Lender of such other documents, agreements or information which it may reasonably requested.

3.2 Conditions to Each Loan Advance.

The obligation of the Lender to make any Loan advance is subject to satisfaction of the following conditions:

(a) The Lender shall have received an appropriate Notice of Borrowing (other than with respect to Interest Reserve Advances);

(b) The Lender shall have received a Letter of Credit in a face amount equal to the requested amount of the Loan advance;

(c) The representations and warranties set forth in Section 4 shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(d) No Default or Event of Default shall exist and be continuing either immediately prior to or immediately after giving effect to the Loan to be made;

(e) The aggregate amount of the Loans (taking into account the Loan advance to be made), together with the required Interest Reserve (calculated in accordance with Section 2.1(a)), does not exceed the Committed Amount;

(f) Receipt by Lender of a processing fee equal to 0.50% of the principal amount of the Loan advance (each such fee, a “Processing Fee”).  The Processing Fee may not be funded out of the proceeds of such advance.  For sake of clarity, no Processing Fee is payable with respect to any Interest Reserve Advances.

(g) The Lender shall have received satisfactory evidence, including but not limited to invoices, billing statements or other proof, that the funds to be obtained in the Notice of Borrowing directly relate to the construction of the polysilicon production plant in Pocatello, Idaho.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

SECTION 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

4.1 Corporate Status.

The Borrower is a corporation duly formed and organized and validly existing in good standing in its jurisdiction of incorporation, is duly qualified and in good standing as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualification necessary, except where its failure so to qualify would not have a Material Adverse Effect, and has full power to own its real properties and its material personal properties and to carry on its business as now conducted.

4.2 Corporate Authorization.

The execution, delivery and performance of the Credit Documents by the Borrower are within the powers and authority of the Borrower, have been duly authorized by proper corporate proceedings and do not and will not contravene any provision of applicable law or of its articles of incorporation, as amended to date, or the by-laws, as amended to date, or any instrument binding on the Borrower, or result in the creation of any Lien upon any of its property or assets pursuant to any agreement or any instrument to which it is a party or by which it is bound.  Each of this Credit Agreement and other Credit Documents to which it is a party has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of (a) applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and (b) general principles of equity (whether in a proceeding at law or in equity).

4.3 Liens; Indebtedness.

Neither the Borrower nor any of its Subsidiaries has outstanding any Lien except as otherwise permitted by this Agreement.  Borrower’s entry into this Credit Agreement does not violate any other agreement or contract to which Borrower or its Subsidiaries is a party.

4.4 Litigation.

There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or arbitration or before or by any governmental department, agency or instrumentality, domestic or foreign, which reasonably could be expected to have a Material Adverse Effect; and none of the Borrower or any Subsidiary is in violation of any judgment, order, writ, injunction, decree or award or in violation of any rule or regulation of any Governmental Authority, domestic or foreign, the violation of which would have a Material Adverse Effect.

4.5 Governmental and Other Approvals.

No approval, consent or authorization of, or any other action by, or filing or registration with, any governmental department, agency or instrumentality, domestic or foreign, is necessary for the execution or delivery by the Borrower of the Credit Documents or for the performance by the Borrower of any of the terms or conditions hereof.

4.6 Use of Loans.

The proceeds of the Loans will be used by the Borrower for completion of the construction of certain polysilicon plant by its Subsidiary Hoku Materials Inc. in Pocatello, Idaho.  For the avoidance of doubt, no portion of the proceeds of the Loans will be used to purchase or otherwise acquire, whether in a single transaction or a series of related transactions, a majority of the voting stock or other ownership interest of a Person or all or substantially all of the Property of a Person if such purchase or acquisition is against the recommendation of, or otherwise opposed by, the board of directors or other governing body of such Person.  No part of the proceeds of any Loan hereunder will be used for the purpose of purchasing or carrying Margin Stock or to extend credit to others for such purpose, in violation of Regulation T, Regulation U or Regulation X issued by the Board of Governors of the Federal Reserve System or Section 7 of the Securities Exchange Act of 1934, as amended.

4.7 ERISA.

Each of the Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it and is otherwise in compliance in all material respects with the applicable provisions of ERISA.

4.8 Environmental Compliance.

Each of the Borrower and its Subsidiaries is in substantial compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, properties or assets with respect to discharges into the ground and surface water, emissions into the ambient air and generation, storage, transportation and disposal of waste materials or process by-products, except such noncompliances as are not likely to have a Material Adverse Effect.

4.9 Foreign Assets Control Regulations, Etc.; OFAC Compliance.

Neither the execution and delivery of this Agreement or the other Credit Documents by Borrower nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or Executive Order relating to any of the same.  Without limiting the generality of the foregoing, neither the Borrower nor any of its Subsidiaries nor the Parent (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

None of the Borrower or any Subsidiary thereof or the Parent is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”)  pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to any sanction imposed pursuant to an OFAC implemented regulation.

SECTION 5

COVENANTS

So long as any of the Commitment is in effect and, in any event, until payment in full and discharge of all Obligations to the Lender, including payment of all principal of and interest on the Loans, the Borrower shall comply, and shall cause each Subsidiary, to the extent applicable, to comply, with the following covenants:

5.1 Corporate Existence.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 5.3.

5.2 Reports, Certificates and Other Information.

The Borrower shall furnish to the Lender:

(A) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated statements of income, cash flows and common shareholders’ equity of the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by a report or opinion (which shall not be qualified by reason of any limitations imposed by the Borrower) of an independent public accounting firm of recognized national standing selected by the Borrower, which shall be prepared in accordance with generally accepted auditing standards relating to reporting, to the effect that such financial statements present fairly, in accordance with GAAP consistently applied (except for changes in which such accountants concur), the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and their consolidated results of operations and the consolidated cash flows for such fiscal year;

(B) as soon as available and in any event within 90 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for that part of the fiscal year ended with such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a principal financial officer of the Borrower subject to normal year-end adjustments;

(C) promptly upon a senior officer in the Borrower’s finance department becoming aware of (i) the existence of a Default or an Event of Default; and (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (a) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; (b) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable environmental law; and (c) any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $1,000,000, or in which injunctive relief or similar relief is sought, in the cases of subclauses (ii) (a) through (c) which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto; and

(D) promptly, but in no event later than 30 days after receipt by Borrower of Lender’s request, such other information as the Lender may reasonably request from time to time.

At any reasonable time and from time to time, upon ten (10) Business Days’ prior written notice, the Borrower shall permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries, in each case to the extent regarding this Credit Agreement, (i) with any of the Borrower’s senior officers or any of the Borrower’s officers within the Borrower’s finance department and (ii) with the Borrower’s independent public accounting firm, in the presence of one or more officers of the Borrower if so requested by the Borrower (it being understood that information obtained by the Lender pursuant to this Section shall be kept confidential except to the extent any such information becomes public or is required to be disclosed by law or requested to be disclosed by any Governmental Authority); provided that none of the Lender and the agents and representatives thereof shall be entitled to examine or make copies of or abstracts from the records of the Borrower or any Subsidiary if the Borrower shall be advised by counsel, in good faith, that the examination, copying or abstracting of such information or material could result in a waiver of any attorney-client privilege relating to such information or material or otherwise compromise the Borrower’s or a Subsidiary’s position in any litigation, investigation or other legal proceeding to which the Borrower or any Subsidiary is a party or is subject.

5.3 Mergers and Consolidations.

The Borrower shall not, nor shall it permit any Material Subsidiary to, (i) merge or consolidate with or into any other entity that is not the Borrower or another Material Subsidiary unless the Borrower or the Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly, is the surviving entity and no Default or Event of Default shall exist either immediately prior to or after giving effect thereto, or (ii) sell, lease or otherwise transfer all or substantially all of its property, assets and business to any other entity other than the Borrower or a Material Subsidiary or another Subsidiary, all of the equity interests of which are owned by the Borrower, directly or indirectly.

5.4 Taxes.

The Borrower shall, and shall cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and except where the failure to do so would not have a Material Adverse Effect.

5.5 Insurance.

The Borrower shall, and shall cause each Subsidiary to, maintain insurance, which may include self-insurance, in such amounts and covering such risks as is consistent with sound business practice; provided that the Borrower and each Subsidiary may self-insure the risks of damage to its Properties and other losses resulting from named and other windstorms and related causes without establishing any reserve relating to such retained risks.

5.6 Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders (including, without limitation, environmental laws) applicable to or pertaining to their Properties or business operations except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply is not likely to either (i) have a Material Adverse Effect or (ii) result in a Lien upon any of their Property.

5.7 Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including:  (i) all tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves (if required by GAAP) in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its Property.

5.8 Maintenance of Properties. Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of their Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear expected, to the extent that failure to maintain any of such Property would be reasonably likely to have a Material Adverse Effect.

5.9 Change in the Nature of Business.

The Borrower shall not, and shall not permit any of its Subsidiaries to, engage, in any material respect, in a business other than the manufacturing and provision of such products and services as the Borrower and its Subsidiaries currently manufacture and provide or products and services that are similar to the services and products currently provided and activities related and complementary to any of the foregoing.

5.10 Transactions with Affiliates.

The Borrower shall not, and the Borrower shall not permit or cause any of its Subsidiaries to, enter into or consummate any transaction with any Affiliate of such Person other than (a) as expressly permitted by, and subject to, the other terms of this Agreement, and (b) other transactions pursuant to agreements which are entered into in the ordinary course of business and are on fair and reasonable terms not less favorable to the Borrower or such Subsidiary than would be obtained in an arm’s length transaction between unrelated parties of equal bargaining power; provided, that the Borrower and its Subsidiaries may enter into transactions that are not on an arm’s-length basis with such Affiliates so long as the fair market value of any such transaction does not exceed $1,000,000 at any time.

5.11 Foreign Assets Control Regulations.

(a) The Borrower shall not use the proceeds of the Loans in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same.  Without limiting the foregoing, the Borrower will not permit itself or any of its Subsidiaries to (1) become a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by the Borrower or who (after such inquiry as may be required by Applicable Law) should be known by the Borrower to be a blocked person.  (b) Each member or other direct or indirect principal of Borrower shall be at all times during the term of the Loans an entity or person which (i) is (as whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lender, (ii) is creditworthy and not adverse to the Lender in any pending litigation or arbitration in which the Lender is also a party, (iii) is not a Prohibited Person, and (iv) is in good standing in its state or country or organization.

SECTION 6

EVENTS OF DEFAULT

6.1 Events of Default.

Each of the following occurrences shall constitute an “Event of Default” under this Credit Agreement:

(A) any representation or warranty made by the Borrower to the Lender in or in connection with this Credit Agreement or any of the other Credit Documents shall prove to have been false or misleading in any material respect when made or furnished;

(B) the Borrower shall fail to pay

(i) any principal of any Loan as and when the same shall become due and payable, or

(ii) any interest on any Loan, any costs and expenses or other Obligation as and when the same shall become due and payable, and such failure shall continue unremedied for more than three (3) Business Days;

(C) the Borrower shall fail to pay when due, whether by acceleration or otherwise, one or more evidences of any Indebtedness (other than the Loans hereunder) in an amount equal to or greater than $1,000,000, and such failure shall continue for more than the period of grace, if any, applicable thereto and shall not have been waived;

(D) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.3, 5.9, and 5.10 of this Credit Agreement on its part to be performed or observed or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Credit Document on its part to be performed or observed, and such failure shall continue unremedied for a period of thirty (30) days after (I) the Borrower shall have received notice of such failure from the Lender or (II) a senior officer in the finance department of the Borrower shall have knowledge of such failure, whichever shall first occur;

(E) the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or such Subsidiary or any of their respective properties or assets, (ii) generally fail or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or such Material Subsidiary in an involuntary case under the Bankruptcy Code or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(F) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian or liquidator of the Borrower or such Material Subsidiary or of all or any substantial part of its assets or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days;

(G) any final judgment, final consent decree or final order for the payment of money (or for the performance of any remedial action or other services that would result in the expenditure of funds by the Borrower or any of its Subsidiaries) shall be rendered against the Borrower or any of its Subsidiaries by any federal, state or local court or administrative agency and the same shall fail to be discharged, stayed or bonded for a period of sixty (60) days after such final judgment, final consent decree or final order for the payment of money (or, in the case of performance obligations, shall fail to be performed in the manner and at the times required in such final judgment, final consent decree or final order or shall fail to otherwise be discharged, stayed or bonded, in any such case, for a period of sixty (60) days after the performance of such obligations is required); provided that no occurrence described in this subsection (G) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences shall exceed $500,000 (or its equivalent in any other currency);

(H) a Change of Control shall have occurred; or

(I) any Letter of Credit shall cease to have full force and effect or the validity or enforceability of any Letter of Credit shall be disputed.

6.2 Rights and Remedies.

In the case of an Event of Default described in subsection (E) or (F) of Section 6.1 relating to the Borrower or a Material Subsidiary, the Commitment of the Lender shall be immediately terminated and the Loans, including all interest thereon, and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.  In the case of any other Event of Default, and in any such event (other than an event described in subsection (E) or subsection (F) of Section 6.1 relating to the Borrower or a Material Subsidiary), the Lender may, by notice to the Borrower (i) terminate forthwith the Commitment of the Lender and/or (ii) declare the Loans, including all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Loans and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) make a drawing under any Letter of Credit and apply the proceeds thereof towards the discharge of the Obligations and/or (iv) exercise any rights or remedies provided to the Lender under the Credit Documents or at law or equity.

SECTION 7

MISCELLANEOUS

7.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via confirmed telecopy (or other confirmed facsimile device) to the number set out below (provided, however, that notices regarding Defaults and Events of Default or amounts owing under Sections 2.4, 2.7, 2.8 or 2.10 may not be given by telecopy), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, return-receipt requested, in each case to the respective parties at the address set forth below or at such other address as such party may specify by written notice to the other party hereto:

if to the Borrower:

HOKU CORPORATION
1288 Ala Moana Blvd., Suite 220
Honolulu, Hawaii 96814
Telephone: 808 682 7800
Fax: 808 440 0357

if to the Lender

CITIC Bank International Limited, New York Branch
410 Park Avenue, 18/F
New York, NY  10022
Attn:  Peter S. Zhao, Executive Vice President & Country Head, USA
Telephone:  (212) 588-7000
Fax:  (212) 791-3857

7.2 Benefit of Agreement.

(a) Generally.  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Lender; provided further that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.2, provided, however, that nothing herein shall prevent or prohibit the Lender from (i) pledging or assigning its Loans hereunder to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in the Lender’s Loans and/or Commitments hereunder to its parent company and/or to any of its Affiliates.

(b) Assignments.  The Lender may, upon obtaining the consent of the Borrower, assign all of its rights and obligations hereunder pursuant to an Assignment and Acceptance to another bank or financial institution; provided that (i) no such consent shall be unreasonably withheld or delayed and (ii) consent of the Borrower shall not be required with respect to any assignment by the Lender to its Affiliate or to a party that is not a competitor of or adverse to the Borrower and no such consent shall be required from the Borrower after the occurrence and during the continuation of any Event of Default.  Any assignment hereunder shall be effective upon execution by all necessary parties of the applicable Assignment and Acceptance.  The assigning Lender will give prompt notice to the Borrower of any such assignment.  Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned.

(c) Participations.  The Lender may sell, transfer, grant or assign participations in all or any part of it’s interests and obligations hereunder to one or more banks or other entities (each a “Participant”); provided that (i) the selling Lender shall remain the “Lender” for all purposes under this Credit Agreement (the selling Lender’s obligations under the Credit Documents remaining unchanged) and the Participant shall not constitute a Lender hereunder, (ii) no such Participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loan in which the Participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the Participant is participating and (iii) sub-participations by the Participant (except to an affiliate, parent company or affiliate of a parent company of the Participant) shall be prohibited.  In the case of any such participation, except as contemplated in clause (ii) of the proviso of the first sentence of this Section, the Participant shall not have any rights under this Credit Agreement or the other Credit Documents (the Participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with the Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

7.3 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between or among the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.  No notice to or demand on any party hereto in any case shall entitle any such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to take any other or further action in any circumstances without notice or demand.

7.4 Payment of Expenses, etc.

The Borrower agrees to:  (i) pay all reasonable out-of-pocket costs and expenses (including reasonable legal fees and disbursements) of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents and any amendment, waiver or consent relating to this Credit Agreement and the other Credit Documents to which it shall consent, including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructuring relating to the performance by the Borrower under this Credit Agreement and of the Lender in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Lender); and (ii) indemnify the Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of outside counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).  In clause (ii) of the immediately preceding sentence, to the extent any such investigation, litigation or other proceeding shall be brought by or relate to a third party (other than by and between the Borrower and the Lender) then the Borrower shall be permitted to defend claims using professionals chosen by the Borrower, subject to the approval of the Lender, which approval shall not be unreasonably withheld or delayed.  The Borrower agrees that in any such case no claim will be settled without the prior written consent of the indemnified Person against whom such claim is made unless such settlement includes an unconditional release of such Person.

7.5 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Lender and the Borrower.

7.6 Right of Set-Off.

Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured or otherwise fully secured.  The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 7.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.

7.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

7.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

7.9 Survival of Indemnification.

All indemnities set forth herein, including, without limitation, in Sections 2.8, 2.9, 2.10 and 7.4 shall survive the execution and delivery of this Credit Agreement, and the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitments hereunder; provided, however, that payment of any such amounts shall be subject to the limitations, if any, regarding requirements for notice set out in such Sections.

7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or any other Credit Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Credit Document against the Borrower or any of its properties in the courts of any jurisdiction.

(c) THE LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.11 USA Patriot Act.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 ) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

7.12 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

7.13 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

7.14 Survival of Representations and Warranties.

All representations and warranties made by the Borrower herein shall survive the execution of this Credit Agreement and the making of the Loans hereunder.

7.15 Fiduciary Relationship.

The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

HOKU CORPORATION, as the Borrower

By:	/s/ Scott Paul
Name: Scott Paul
Title: President and CEO

By:	/s/ Darryl Nakamoto
Name: Darryl Nakamoto
Title: President and CEO

By:	/s/ Xia Wei
Name: Xia Wei
Title: Director

CITIC BANK INTERNATIONAL LIMITED, NEW YORK BRANCH, as the Lender

By:	/s/ Peter Zhao
Name: Peter S. Zhao
Title: Executive Vice President & Country Head, USA

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

CITIC Bank International Limited, New York Branch,
410 Park Avenue, 18/F
New York, NY  10022
Attn:  Peter S. Zhao, Executive Vice President & Country Head, USA

Ladies and Gentlemen:

The undersigned, Hoku Corporation. (the “Borrower”), refers to the Credit Agreement, dated as of February 4, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), between the Borrower and CITIC Bank International Limited, New York Branch as the lender (the “Lender”)  and hereby gives you notice, irrevocably, pursuant to Section 2.1(b)(i) of the Credit Agreement, that the undersigned hereby requests a borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by Section 2.1(b)(i) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is _________ __, _____.1

(ii)	The aggregate principal amount of the Proposed Borrowing is $__________.

(iii)	The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as LIBOR Loans.

(v)	The initial Interest Period for the Proposed Borrowing is three months.

(vi)	Attached hereto is a building plan status report, and invoices, bills or other proofs to substantiate the Proposed Borrowing.

(vii)	(a) Wire Instructions

[_____________]

(b) Deposit Instructions
_______________________________
1     Shall be a Business Day at least three Business Days after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time).

Borrower directs that $_______ of the Proposed Borrowing be deposited into its checking account maintained with the Lender.  Such Loan proceeds will be disbursed as per further wire instructions from Borrower.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)           the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

HOKU CORPORATION

By:_________________________
Name:
Title:

By:_________________________
Name:
Title:

EXHIBIT B
FORM OF MASTER PROMISSORY NOTE

MASTER PROMISSORY NOTE

$19,000,000.00	February 4, 2011

FOR VALUE RECEIVED, the undersigned, Hoku Corporation, a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of CITIC Bank International Limited, New York Branch (the "Bank"), at its Office located at 410 Park Avenue, 18/F, New York, New York 10022 in lawful money of the United States and in immediately available funds, the principal amount of Nineteen Million Dollars ($19,000,000.00) or the aggregate unpaid principal amount of all Obligations and Loans of the Borrower with the Bank, whichever principal amount is less, on the Maturity Date, and to pay interest (computed on the basis of a year of 360 days for the actual number of days elapsed) from the date of this Note on the unpaid principal amount of this Note, in like money, at said Bank, at a rate per annum equal to two and one-half percent (2.5%) above the LIBOR Rate, payable as provided in the Term Loan Credit Agreement between the Bank and the Borrower dated as of the date hereof (the "Credit Agreement") and at maturity.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum equal at all times to five and one-half percent (5.5%) above the LIBOR Rate.

For purposes hereof, “LIBOR Rate” shall mean the rate per annum equal to the offered rate for deposits in United States Dollars in the London interbank eurodollar market as displayed in the Bloomberg Professional Service page USD-LIBOR-BBA (BBAM) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.  In the event that such rate is not available at such time for any reason, then “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the arithmetic average, as determined by the Lender, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 A.M. New York, New York time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBOR Loan for the offering by such Reference Bank to leading banks in the London interbank market of dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period; provided that if any Reference Bank does not furnish such information to the Lender on a timely basis the Lender shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

If any payment is due on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the interest shall be payable thereon at the rate herein specified during such extension.

This Note is the Master Promissory Note referred to in the Credit Agreement.  Terms used herein that are defined in the Credit Agreement shall have their defined meanings when used herein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, for payment of the costs of collection, including reasonable counsel fees and expenses, and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.  This Note is secured by Letters of Credit referred to in the Credit Agreement, reference to which is hereby made for a description thereof and the rights of the Borrower and the Bank with respect thereto.

This  promissory  note may not be changed or terminated orally, but only by an  agreement  in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

This Note shall be governed in all respects by the laws of the State of New York,  and  shall  be  binding upon, and shall inure to the benefit of, the parties  hereto  and  their  respective  heirs,  executors, administrators, personal representatives, successors and assigns.  With respect to the maximum rate of interest which may be charged or collected, if the laws applicable to the Bank permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Bank shall apply to the Bank under this Note.

HOKU CORPORATION By: ____________________________ Name: Title: By: ____________________________ Name: Title: